Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement of Midwest Banc Holdings, Inc. on Form S-4 of our report dated April 9, 2007 on the consolidated financial statements of Northwest Suburban Bancorp, Inc. as of December 31, 2006 and the reference to our firm under the caption “Experts” in the prospectus.

/s/ Plante & Moran, PLLC

Plante & Moran, PLLC
Chicago, Illinois
May 24, 2007